Exhibit 10.1

PRESS RELEASE

Magic Software Reports Record-Breaking Performance with $3.5 Million Net Profit, an Increase of 84% Year over Year

Company Reports Excellent Results for Second Quarter of 2011 with Double-Digit Growth

Or Yehuda, Israel, August 3, 2011 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, today announced its financial results for the second quarter of 2011.

Financial Highlights for the Second Quarter and Six-Month Periods Ended June 30, 2011

•	Second-quarter revenues increased 27% to $27.4 million compared to $21.5 million in the same period last year.

•	Operating income for the second quarter increased 62% to $3.4 million, compared to $2.1 million in the same period last year.

•	Net income for the second quarter increased 84% to $3.5 million compared to $1.9 million in the same period last year.

•	Revenues for the first half of 2011 increased 28% to $52.9 million compared to $41.2million in the same period last year.

•	Operating income for the first half of 2011 increased 71% to $6.5 million compared to $3.8 million in the same period last year.

•	Net income for the first half of 2011 increased 76% to $6.7 million compared to $3.8 million in the same period last year.

•	Operating cash flow for the first half totaled $9 million.

•	Total cash and cash equivalents, short-term bank deposits and short-term investments in marketable securities as of June 30, 2011 amounted to $47.4 million.

Results

For the second quarter ended June 30, 2011, total revenues were $27.4 million, with net income of $3.5 million, or $0.1 per fully diluted share. This compares with revenues of $21.5 million and net income of $1.9 million, or $0.06 per fully diluted share, for the same period last year.

Operating income for the second quarter ended June 30, 2011, was $3.4 million, or $0.09 per fully diluted share. This compares to operating income of $2.1 million, or $0.06 per fully diluted share, for the same period a year ago.

For the six month period ended June 30, 2011, total revenues were $52.9 million, with net income of $6.7 million, or $0.18 per fully diluted share. This compares with revenues of $41.2 million and net income of $3.8 million, or $0.12 per fully diluted share, for the same period last year.

Operating income for the six month period ended June 30, 2011, was $6.5 million, or $0.18 per fully diluted share. This compares to operating income of $3.8 million, or $0.12 per fully diluted share, for the same period a year ago.

Comments of Management

Commenting on the results, Guy Bernstein, Chief Executive Officer of Magic Software, said: “These record-breaking results demonstrate that Magic Software is continuing its impressive forward momentum. For an unprecedented seventh consecutive quarter, we have achieved double-digit overall growth, and we achieved continued growth in revenues and profits in all our regional centers of activity.”

“Moving forward, we have plans to increase growth by expanding our global presence through additional M&A activities and increased penetration of new products both to our current huge customer base and to new customers. Our new mobile offering is attracting a great deal of positive interest throughout the industry. This and other enhancements to our product portfolio, including the major new release of the uniPaaS 2.0 application platform and our new cloud offering, will provide new and exciting opportunities for our company and greater added value for our customers,” concluded Mr. Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization and

•	Equity-based compensation expense

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software

Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Magic is the trademark of Magic Software Enterprises Ltd.

Press contact:

Tania Amar
Magic Software Enterprises
Tel: +972 (0)3 538 9300
Email: tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	Unaudited		Unaudited
Revenues	27,380	21,468	52,868	41,179
Cost of Revenues	16,318	12,666	31,474	23,913
Gross profit	11,062	8,802	21,394	17,266
Research and development, net	454	409	820	1,040
Selling, marketing and general and administrative expenses	7,205	6,325	14,040	12,404
Total operating costs and expenses	7,659	6,734	14,860	13,444
Operating income	3,403	2,068	6,534	3,822
Financial income (expenses), net	149	(429)	251	(316)
Other income, net	62	19	73	80
Income before taxes on income	3,614	1,658	6,858	3,586
Taxes on income	-	(246)	43	(168)
Net income	3,614	1,904	6,815	3,754
Net income attributable to non-controlling interests	(67)	-	(155)	-
Net income attributable to Magic Shareholders	3,547	1,904	6,660	3,754

Net earnings per share attributable to Magic :
Basic	0.10	0.06	0.18	0.12
Diluted	0.10	0.06	0.18	0.12

Weighted average number of shares used in computing net earnings per share attributable to Magic:
Basic	36,299	31,982	36,192	31,982
Diluted	37,144	32,507	37,109	32,429

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	Unaudited		Unaudited

GAAP operating income	3,403	2,068	6,534	3,822
Amortization of capitalozed software and other intangible assets	880	1,007	1,763	1,957
Capitalization of software development	(1,304)	(856)	(2,593)	(1,567)
Stock-based compensation	144	23	308	59
Total adjustments to GAAP	(280)	174	(522)	449
Non-GAAP operating income	3,123	2,242	6,012	4,271

GAAP net income Net income attributable to Magic Shareholders	3,547	1,904	6,660	3,754
Total adjustments to GAAP as above	(280)	174	(522)	449
Non-GAAP net income	3,267	2,078	6,138	4,203

Non-GAAP basic net earnings per share attributable to Magic	0.09	0.07	0.17	0.13
Weighted average number of shares used in computing basic net earnings per share	36,299	31,982	36,192	31,982

Non-GAAP diluted net earnings per share attributable to Magic	0.09	0.06	0.17	0.13
Weighted average number of shares used in computing diluted net earnings per share	37,247	32,552	37,210	32,476

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	June 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	38,938	43,661
Short-term bank deposits	6,218	24
Available-for-sale marketable securities	2,245	2,857
Trade receivables, net	20,738	17,801
Other accounts receivable and prepaid expenses	3,350	4,029
Total current assets	71,489	68,372

LONG-TERM RECEIVABLES:
Severance pay fund	335	325
Other long-term receivables	3,272	2,141
Total other long-term receivables	3,607	2,466

PROPERTY AND EQUIPMENT, NET	2,024	1,827
IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL, NET	48,998	39,285

TOTAL ASSETS	126,118	111,950

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities of long term loans	31	9
Trade payables	3,609	2,994
Accrued expenses and other accounts payable	15,535	15,028
Deferred revenues	6,790	1,526
Total current liabilities	25,965	19,557

NON-CURRENT LIABILITIES:
Long-term loans	10	2
Liability due to acquisition activities	1,326	2,990
Accrued severance pay	699	536
Total non-current liabilities	2,035	3,528

EQUITY
Magic Shareholders' equity	97,034	88,865
Non-controlling interests	1,084	-
Total equity	98,118	88,865

TOTAL LIABILITIES AND EQUITY	126,118	111,950